Exhibit h(2)
TRANSFER AGENCY AGREEMENT
     This Transfer Agency Agreement (the “AGREEMENT”) made this 1st day of November, 2007, between The Diversified Investors Funds Group (“DIFG”), a Massachusetts business trust having its principal place of business at 570 Carillon Parkway, St. Petersburg, Florida 33716, and Transamerica Fund Services, Inc. (“TFS”), a Florida corporation having its principal place of business at 570 Carillon Parkway, St. Petersburg, Florida 33716.
     WHEREAS, DIFG desires that TFS perform transfer agency services for each series of DIFG managed by Transamerica Fund Advisors, Inc. (“TFAI”), as now in existence and listed on Schedule A or as hereafter may from time to time be created and managed by TFAI (individually referred to herein as the “Fund” and collectively as the “Funds”); and
     WHEREAS, TFS is willing to perform such services on the terms and conditions set forth in this Agreement;
     WHEREAS, TFS and DIFG wish to enter into this Agreement in order to set forth the terms under which TFS will perform the transfer agency services set forth herein for DIFG;
     NOW, THEREFORE, in consideration of the covenants hereinafter contained, DIFG and TFS hereby agree as follows:
     1. Services
     TFS shall perform or cause to perform for DIFG the transfer agent services set forth in Schedule B hereto. TFS also agrees to perform for DIFG such special services incidental to the performance of the services enumerated herein as agreed to by the parties from time to time. TFS shall perform such additional services as are provided on an amendment to Schedule B hereof, in consideration of such fees as the parties hereto may agree.
     TFS may, with prior notice to DIFG, appoint in writing other parties qualified to perform transfer agency services reasonably acceptable to DIFG (individually, a “Sub-transfer Agent”) to carry out some or all of its responsibilities as transfer agent under this Agreement with respect to a Fund; provided, however, that the Sub-transfer Agent shall be the agent of TFS and not the agent of DIFG or such fund, and that TFS shall be fully responsible for the acts of such Sub-transfer Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of such Sub-transfer Agent.
     2. Fees
     DIFG shall pay TFS for the services to be provided by TFS under this Agreement in accordance with, and in the manner set forth in Schedule C hereto. Fees for any additional services to be provided by TFS pursuant to an amendment to Schedule B hereto shall be subject to mutual agreement at the time such amendment to Schedule B is proposed.
     3. Effective Date
     This Agreement shall become effective as of the date first written above (the “Effective Date”).
     4. Term
     This Agreement shall continue in effect until October 31, 2008 (the “Initial Term”). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods (“Rollover Periods”). This Agreement may be terminated only (i) by provision of a written notice of nonrenewal at least ninety (90 days prior to the end of the Initial Term or any Rollover Period, as the case may be,

(ii) by mutual agreement of the parties or (iii) for “cause,” as defined below, upon the provision of sixty (60) days advance written notice by the party alleging cause.
     For purposes of this Agreement, “cause” shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated (which, in the case of DIFG, may be with regard only to one or more Funds) has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated (which, in the case of DIFG, may be with regard only to one or more Funds) which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in , a voluntary or involuntary case under Title 11, of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors. TFS shall not terminate this Agreement pursuant to clause (a) above based solely upon DIFG’s failure to pay an amount to TFS which is the subject of a good faith dispute, if (i) DIFG is attempting in good faith to resolve such dispute with as much expediency as may be possible under the circumstances, and (ii) DIFG continues to perform its obligations hereunder in all other material respects (including paying all fees and expenses not subject to reasonable dispute hereunder).
     Notwithstanding the foregoing, following any such termination, in the event that TFS in fact continues to perform any one or more of the services contemplated by this Agreement (or any Schedule or exhibit hereto) with the consent of DIFG, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by TFS but unpaid by DIFG upon such termination shall be immediately due and payable upon and notwithstanding such termination. TFS shall be entitled to collect from DIFG, in addition to the fees and disbursements provided by Schedule C and Section 2 hereof, the amount of all of TFS’s reasonable cash disbursements in connection with TFS’s activities in effecting such termination, including without limitation, the delivery to DIFG and/or its distribution or investment adviser and/or other parties of DIFG’s property, records, instruments and documents.
     5. Standard of Care; Uncontrollable Events; Limitation of Liability
     TFS shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, but shall not be liable to DIFG for any action taken or omitted by TFS in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of TFS shall be confirmed to those expressly set forth herein, and no implied duties are assumed by or may be asserted against TFS hereunder.
     TFS shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon DIFG’s reasonable request, TFS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, TFS assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond TFS’s reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, TFS shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.
     TFS shall provide DIFG, at such times as DIFG may reasonably require, copies of reports rendered by independent public accountants on the internal controls and procedures of TFS relating to the services provided by TFS under this Agreement.
NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL TFS, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER

SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
     6. Legal Advice
     TFS shall notify DIFG at any time TFS believes that it is in need of the advice of counsel (other than counsel in the regular employ of TFS or any affiliated company) with regard to TFS’s responsibilities and duties specific to DIFG pursuant to this Agreement. After so notifying DIFG, TFS, at its discretion, shall be entitled to see, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of DIFG unless relating to a matter involving TFS’s willful misfeasance, bad faith, gross negligence or reckless disregard of TFS’s responsibilities and duties hereunder, and TFS shall in no event be liable to DIFG or any Fund or any shareholder or beneficial owner of DIFG for any action reasonably taken pursuant to such advice.
     7. Instructions/Certain Procedures, etc.
     Whenever TFS is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder (“shareholder’s agent”), concerning an account in a Fund, TFS shall be entitled to rely upon any certificate, letter or other instrument or communication (including electronic mail), reasonably believed by TFS to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of DIFG or by the shareholder or shareholder’s agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of DIFG or any other person authorized by DIFG’s Board of Trustees (hereafter referred to as the “Board”) or by the shareholder or shareholder’s agent, as the case may be.
     As to the services to be provided hereunder, TFS may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of DIFG relating to the relevant Funds to the extent that such services are described therein unless TFS receives written instructions to the contrary in a timely manner from DIFG.
     The parties hereto may amend any procedures adopted, approved or set forth herein by written agreement as may be appropriate or practical under the circumstances, and TFS may conclusively assume that any special procedure which has been approved by an executive officer of DIFG does not conflict with or violate any requirements of DIFG’s Declaration of Trust, Bylaws or then-current prospectuses, or any rule, regulation or requirement of any regulatory body.
     DIFG acknowledges receipt of a copy of TFS’s policy related to this acceptance of trades for prior day processing (the “TFS As-Of Trading Policy”). TFS may amend the TFS As-of Trading Policy from time to time in its sole discretion. A copy of any such amendments shall be promptly delivered to DIFG. TFS may apply with TFS As-Of Trading Policy whenever applicable, unless TFS consents in writing to process trades according to such other as-of trading policy as may be adopted by DIFG and furnished to TFS by DIFG, which consent shall not be unreasonably withheld.
     DIFG acknowledges and agrees that deviations from TFS’s written transfer agent compliance procedures may involve a substantial risk of loss. In the event an authorized representative of DIFG requests that an exception be made from any written compliance or transfer agency procedures adopted by TFS, or any requirements of the AML Program, TFS may in its sole discretion determine whether to permit such exception. In the event TFS determines to permit such exception, the same shall become effective when set forth in a written instrument executed by an authorized representative of DIFG and delivered to TFS (an “Exception”); provided that an Exception concerning the requirements of DIFG’s AML Program shall be authorized by DIFG’s AML Compliance Officer (as defined in Section 14). An Exception shall be deemed to remain effective until the relevant instrument expires according to its terms (or if no expiration date is stated, until TFS receives written notice from DIFG that such instrument has been terminated and the Exception is no longer in effect). Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as TFS acts in good faith, TFS shall have no liability for any loss, liability, expenses or damages to DIFG resulting from the Exception, and DIFG shall indemnify TFS and hold TFS harmless from any loss, liability, expenses (including reasonable attorneys’ fees) and damages resulting to TFS therefrom.

     8. Indemnification
     DIFG agrees to indemnify, defend and hold harmless TFS, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to TFS’s actions taken or omissions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to TFS by DIFG, the investment adviser, fund accountant or custodian thereof; provided that this indemnification shall not apply to actions or omissions of TFS in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.
     TFS shall indemnify, defend, and hold DIFG harmless from and against any and all claims, actions and suits and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) resulting directly and proximately from TFS’s willful misfeasance, bad faith or negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties hereunder.
     The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an Indemnified Party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the Indemnifying Party, which consent shall not be withheld or delayed unreasonably.
     The indemnifying party shall be entitled to participate at its own expense, or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set for therein shall indefinitely survive the termination of this Agreement.
     9. Record Retention and Confidentiality
     TFS shall keep and maintain on behalf of DIFG all books and records which DIFG or TFS is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 21a-2 under the Investment Company Act of 1940, as amended (the “1940 Act”), relating to the maintenance of books and records in connection with the services to be provided hereunder. TFS further agrees that all such books and records shall be the property of DIFG and to make such books and records available for inspection by DIFG or by the Securities and Exchange Commission (the “Commission”) at reasonable times. TFS shall otherwise keep confidential all books and records relating to DIFG and its shareholders, except when (i) disclosure is required by law, (ii) TFS is advised by counsel that it may incur liability for failure to make a disclosure, (iii) TFS is requested to divulge such information by duly-constituted authorities or court process, or (iv) TFS is requested to make a disclosure by a shareholder or shareholder’s agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by DIFG or the dealer of record as to such account. TFS shall provide DIFG with reasonable advance notice of disclosure pursuant to items (i) through (iii) of the previous sentence, to the extent reasonably practicable. The provisions of this Section 9 are subject to the provisions of Section 21.
     10. Reports
     TFS shall furnish to DIFG and to its properly authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by DIFG in writing, such reports at such times as are prescribed in Schedule D attached hereto, or as subsequently agreed upon by the parties pursuant to an amendment to Schedule D. DIFG agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient after conducting a prompt and diligent examination, are not so reported promptly, a report will for all purposes be accepted by and binding upon DIFG and any other recipient, and TFS shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report except to perform reasonable corrections of such errors and discrepancies within a reasonable time after requested to do so by DIFG.
     11. Rights of Ownership
     All computer programs and procedures employed or developed by or on behalf of TFS to perform services required to be provided by TFS under this Agreement are the property of TFS. All records and other data except such computer programs and procedures are the exclusive property of DIFG and all such other records and data shall be furnished to DIFG in appropriate form as soon as practicable after termination of this Agreement for any reason.
     12. Return of Records
     TFS may at its option at any time, and shall promptly upon DIFG’s demand, turn over to DIFG and cease to retain TFS’s files, records and documents created and maintained by TFS pursuant to this Agreement which are no longer needed by TFS in the performance of its services or for its legal protection. If not so turned over to DIFG, such documents and records shall be retained by TFS for six years from the year of creation. At the end of such six-year period, such records and documents shall be turned over to DIFG unless DIFG authorized in writing the destruction of such records and documents.
     13. Bank Accounts
     TFS is hereby granted such power and authority as may be necessary to establish one or more bank accounts for DIFG with such bank or banks as are selected or approved by DIFG, as may be necessary or appropriate from time to time in connection with the services required to be performed hereunder. To the extent that the performance of such services hereunder shall requires TFS to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes hereunder, DIFG shall provide such bank or banks with all instructions and authorizations necessary for TFS to effect such disbursements.
     14. Representations and Warranties of DIFG
     DIFG represents and warrants to TFS that: (a) as of the close of business on the Effective Date, each Fund which is in existence as of the Effective Date has authorized unlimited shares, (b) by virtue of its Declaration of Trust, shares of each Fund which are redeemed by DIFG may be sold by DIFG from its treasury, and (c) this Agreement has been duly authorized by DIFG and, when executed and delivered by DIFG, will constitute a legal, valid and binding obligation of DIFG, enforceable against DIFG in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.
     DIFG also represents and warrants that (a) DIFG has adopted the written AML Program that has been submitted to TFS pursuant to Section 17, and has appointed an officer of DIFG as DIFG’s anti-money laundering compliance officer (“AML Compliance Officer”), (b) the AML Program and the designation of the AML Officer have been approved by the Board, (c) the delegation of certain services there under to TFS, as provided in Section 22, is permitted under DIFG’s AML Program and has been approved by the Board, and (d) DIFG will submit any material amendments to the AML Program to TFS for TFS’s review and consent prior to adoption in accordance with Section 20.
     15. Representations and Warranties of TFS
     TFS represents and warrants to DIFG that: (a) TFS has been in, and shall continue to be in compliance in all material respects with all provisions of law, including Section 12A(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), required in connection with the performance of its duties under this Agreement; (b) the various procedures and systems which TFS has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records and other data of DIFG and TFS’s records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder; and (c) this Agreement has been duly authorized by TFS and, when executed and delivered by TFS, will constitute a legal, valid and binding obligation of TFS, enforceable against TFS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws or general application affecting the right and remedies of creditors and secured parties.
EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABIITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY TFS ARE COMPLETELY DISCLAIMED.
     16. Insurance
     TFS shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of DIFG, TFS shall provide evidence that coverage is in place. TFS shall notify DIFG should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled. Such notification shall include the date of cancellation and the reasons therefore. TFS shall notify DIFG of any material claims against it with respect to services performed under this Agreement whether or not they may be covered by insurance, and shall notify DIFG should the total outstanding claims made by TFS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.
     17. Information to be Furnished by DIFG and Funds
     DIFG has furnished to TFS the following, as amended and current as of the Effective Date:
(a)	A copy of the Declaration of Trust of DIFG and of any amendments thereto, certified by the proper official of the state in which such Declaration has been filed;

(b)	A copy of DIFG’s Bylaws and any amendments thereto;

(c)	Certified copies of resolutions of the Board covering the following matters:
(i)	Approval of this Agreement and authorization of a specified officer of DIFG to execute and deliver this Agreement and authorization for specified officers of DIFG to instruct TFS hereunder; and

(ii)	Authorization of TFS to act as Transfer Agent for DIFG.
(d)	A list of all officers of DIFG, with DIFG’s AML Compliance Officer included among the officers therein, and any other person (who may be associated with DIFG or its investment adviser), together with specimen signatures of those officers and other persons who (except as otherwise provided herein to the contrary) shall be authorized to instruct TFS in all matters.
(e)	Two copies of the following (if such documents are employed by DIFG):
(i)	Prospectuses and Statements of Additional Information;

(ii)	Distribution Agreement; and

(iii)	All other forms commonly used by DIFG or its Distributor with regard to their relationships and transactions with shareholders of the Funds.
(f)	A certificate as to shares of beneficial interest of DIFG authorized, issued, and outstanding as of the Effective Date and as to receipt of full consideration by DIFG for all shares outstanding, such statement to be certified by the Treasurer of DIFG.

(g)	A copy of DIFG’s written AML Program, including related Policies and Procedures.
     18. Information to be Furnished by TFS
     TFS has furnished to DIFG evidence of the following:
(a)	Approval of this Agreement by TFS, and authorization of a specified officer of TFS to execute and deliver this Agreement;

(b)	Authorization of TFS to act as Transfer Agent for DIFG;

(c)	The current TFS “As-Of” Trading Policy.
     19. Amendments to Documents
     DIFG shall furnish TFS written copies of any amendments to, or changes in, any of the items referred to in Section 17 hereof forthwith upon such amendments or changes becoming effective. In addition, DIFG agrees that no amendments will be made to the Prospectuses or Statement of Additional Information of DIFG, or the AML Program, which might have the effect of changing the procedures employed by TFS in providing the services agreed to hereunder or which amendment might affect the duties of TFS hereunder unless DIFG first obtains TFS’s approval of such amendments or changes, which approval shall not be withheld unreasonably.
     20. Reliance on Amendments
          TFS may rely on any amendments to or changes in any of the documents and other items to be provided by DIFG pursuant to Sections 17 and 19 of this Agreement and, subject to the provisions of Section 6 hereof, DIFG hereby indemnifies and holds harmless TFS from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character which may result from actions or omissions on the part of TFS in reasonable reliance upon such amendments and/or changes. Although TFS is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 17 and 19 hereof, in the event the same relate to services provided by TFS hereunder, TFS shall have no liability for failure to comply with or take any action in conformity with such amendments or changes unless DIFG first obtains TFS’s written consent to and approval of such amendments or changes.
     21. Compliance with Laws
     Except for the obligations of TFS set forth in Section 10 hereof, DIFG assumes full responsibility for the preparation, contents, and distribution of each Prospectus and Statement of Additional Information of DIFG as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the “1933 Act”), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction. TFS shall have no obligation to take cognizance of any laws relating to the sale of DIFG’s shares. DIFG represents and warrants that all shares of DIFG that are offered to the public are covered by an effective registration statement under the 1933 Act and the 1940 Act.
     DIFG acknowledges that it is a financial institution subject to the law entitled United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“U.S.A. Patriot”) Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”) and shall comply with the AML Acts and applicable regulations adopted thereunder (collectively, the “Applicable AML Laws”) in all relevant respects, subject to the delegation of certain responsibilities to TFS, as provided in the next paragraph below.
     DIFG hereby delegates to TFS the performance, on behalf of DIFG, of the anti-money laundering services set forth under Item 6 of Schedule B as concerns the shareholder accounts maintained by TFS pursuant to this Agreement. TFS agrees to the foregoing delegation and agrees to perform such services in accordance with DIFG’s AML Program. In connection therewith, TFS agrees to maintain policies and procedures, and related internal controls, that are consistent with DIFG’s AML Program and the requirement that DIFG employ procedures reasonably designed to achieve compliance with the Applicable AML Laws, including the requirements to have policies and procedures that can be reasonably expected to detect and cause the reporting of transactions under Section 5318 of the Bank Secrecy Act. TFS’s obligations under this delegation shall be subject to Sections 17 and 19, which require that the AML Program and any material amendments thereto be submitted to TFS for its review and consent.
     DIFG agrees and acknowledges that, notwithstanding the delegation provided for in the foregoing paragraph, DIFG maintains full responsibility for ensuring that its AML Program is, and shall continue to be, reasonably designed to ensure compliance with the Applicable AML Laws, in light of the particular business of DIFG, taking into account factors such as its size, location, activities and risks or vulnerabilities to money laundering.
     In connection with the foregoing delegation, DIFG also acknowledges that the performance of the anti-money laundering services enumerated in Item 6 of Schedule B involves the exercise of discretion which in some circumstances may result in consequences to DIFG and its shareholders (such as in the case of the reporting of suspicious activities and the freezing of shareholder accounts). In this regard, (i) TFS is granted the discretion to take any such action as may be authorized under the AML Program, and consultation with DIFG shall not be required in connection therewith unless specifically required under the AML Program, and (ii) DIFG instructs TFS that it may avail DIFG of any safe harbor from civil liability that may be available under Applicable AML Laws for making a disclosure or filing a report thereunder.
     22. Notices
     Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to DIFG, to it at 570 Carillon Parkway, St. Petersburg, Florida 33716, Attn: General Counsel; and if to TFS, to it at 570 Carillon Parkway, St. Petersburg, Florida 33716, Attn: General Counsel, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.
     23. Assignment
     This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Section 24 shall not limit or in any way affect TFS’s right to appoint a Sub-transfer Agent pursuant to Section 1 hereof. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.
     24. Governing Law and Matters Relating to DIFG as a Massachusetts Business Trust
     This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the state of Florida and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the state of TFS, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control. It is expressly agreed that the obligations of DIFG hereunder shall not be binding upon any of DIFG’s shareholders, nominees, officers, agents or employees of DIFG personally, but shall bind only the property of DIFG. The execution and delivery of this Agreement have been authorized by the Board, and this Agreement has been signed and delivered by an authorized officer of DIFG, acting as such, and neither such authorization by the Board nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of DIFG as provided in DIFG’s Declaration of Trust.
     25. Activities of TFS
     The services of TFS rendered to DIFG hereunder are not to be deemed to be exclusive. TFS is free to render such services to others and to have other businesses and interests. It is understood that trustees, officers, employees and shareholders of DIFG are or may be or become interested in TFS, as officers, employees or otherwise and that partners, officers and employees of TFS and its counsel are or may be or become similarly interested in DIFG, and that TFS may be or become interested in DIFG as a shareholder or otherwise.
     26. Privacy
     Nonpublic personal financial information relating to consumers or customers of DIFG provided by, or at the direction of DIFG to TFS, or collected or retained by TFS in the course of performing its duties as transfer agent, shall be considered confidential information. TFS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of TFS except at the direction of DIFG or as required or permitted by law (including Applicable AML Laws). TFS represents warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of DIFG.
     27. Miscellaneous
(a)	Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(b)	This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

(c)	This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

(d)	No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

(e)	Every reference to a Fund will be deemed a reference solely to the particular Fund. Under no circumstances shall the rights, obligations or remedies with respect to a particular Fund constitute a right, obligation or remedy applicable to any other Fund. In particular, and without otherwise limiting the scope of this paragraph, TFS shall not have any right to set off claims of a Fund by applying the property of any other Fund.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.
THE DIVERSIFIED INVESTORS FUNDS GROUP

By: Name:	/s/ Dennis P. Gallagher Dennis P. Gallagher
Title:	Vice President, General Counsel & Secretary
TRANSAMERICA FUND SERVICES, INC.

By: Name:	/s/ Brenda L. Smith Brenda L. Smith
Title:	Senior Vice President

SCHEDULE A
Diversified Investors Aggressive Equity Fund
Diversified Investors Balanced Fund
Diversified Investors Core Bond Fund
Diversified Investors Equity Growth Fund
Diversified Investors Growth & Income Fund
Diversified Investors High Quality Bond Fund
Diversified Investors High-Yield Bond Fund
Diversified Investors Inflation-Protected Securities Fund
Diversified Investors International Equity Fund
Diversified Investors Mid-Cap Growth Fund
Diversified Investors Mid-Cap Value Fund
Diversified Investors Money Market Fund
Diversified Investors Small-Cap Growth Fund
Diversified Investors Small-Cap Value Fund
Diversified Investors Special Equity Fund
Diversified Investors Stock Index Fund
Diversified Investors Total Return Bond Fund
Diversified Investors Value & Income Fund
Diversified Investors Value Fund
Institutional Intermediate Horizon Strategic Allocation Fund
Institutional Short Horizon Strategic Allocation Fund
Institutional Short/Intermediate Horizon Strategic Allocation Fund
Institutional Long Horizon Strategic Allocation Fund
Institutional Intermediate/Long Horizon Strategic Allocation Fund

SCHEDULE B
Transfer Agency Services
1.	Shareholder Transactions
(a)	Process shareholder purchase and redemption orders.

(b)	Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

(c)	Issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended.
(i)	Issue periodic statements for shareholders.

(ii)	Process transfers and exchanges.

(iii)	Process dividend payments, including the purchase of new shares, through dividend reimbursement.
2.	Shareholder Information Services
(a)	Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information.

(b)	Produce detailed history of transactions through duplicate or special order statements upon request.

(c)	Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders.
3.	Compliance Reporting
(a)	Provide reports to the Securities and Exchange Commission, the Financial Industry Regulatory Authority, TFS and the states in which the fund is registered.

(b)	Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.

(c)	Issue tax withholding reports to the Internal Revenue Service.
4.	Dealer/Load Processing (if applicable)
(a)	Provide reports for tracking rights of accumulation and purchases made under a Letter of Intent.

(b)	Account for separation of shareholder investments from transaction sale charges for purchase of Fund shares.

(c)	Calculate fees due under 12(b)-1 plans for distribution and marketing expenses.

(d)	Track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases in a load Fund.

5.	Shareholder Account Maintenance
(a)	Maintain all shareholder records for each account in DIFG.

(b)	Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

(c)	Record shareholder account information changes.

(d)	Maintain account documentation files for each shareholder.
6.	Anti-Money Laundering Services
(a)	Verify shareholder identity upon opening new accounts.

(b)	Monitor, identify and report shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, and provide other required reports to the Securities and Exchange Commission, the U.S. Treasury Department, the Internal Revenue Service or each agency’s designated agent, in each case consistent with DIFG’s AML Program.

(c)	Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts, as provided in DIFG’s AML Program.

(d)	Create documentation to provide a basis for law enforcement authorities to trace illicit funds.

(e)	Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to DIFG’s AML Program, and make the same available to inspection by (i) DIFG’s AML Compliance Officer, (ii) any auditor of DIFG’s AML Program or related procedures, policies or controls that has been designated by DIFG in writing, or (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of DIFG’s AML Compliance Officer.

SCHEDULE C
Transfer Agent Fees
The parties acknowledge and agree that they have entered into an Administrative Services Agreement dated as of November 1, 2007, and that TFS receives compensation for administrative services pursuant to Section 4 of such Agreement. No separate compensation shall be payable hereunder.

SCHEDULE D
Reports
1.	Daily Shareholder Activity Journal

2.	Daily Fund Activity Summary Report
(a)	Beginning Balance

(b)	Transactions

(c)	Reinvested Dividends

(d)	Exchanges

(e)	Adjustments

(f)	Ending Balance
3.	Daily Wire and Check Registers

4.	Monthly Dealer Processing Reports

5.	Monthly Dividend Reports

6.	Sales Data Reports for Blue Sky Registration

7.	A copy of the most recent report by independent public accountants describing control structure policies and procedures relating to transfer agency operations pursuant to AICPA Statement on Auditing Standards Number 70.

8.	Such special reports and additional information that the parties may agree upon, from time to time.